Exhibit 99.26

        IMPORTANT:    You must read the following disclaimer before continuing. The following disclaimer applies to the attached consent solicitation statement (the "Consent Solicitation Statement"), whether received by email or other electronic communication, and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Consent Solicitation Statement, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

        The attached Consent Solicitation Statement should not be forwarded or distributed to another person and should not be reproduced in any manner whatsoever. Any forwarding, distribution or reproduction of the attached Consent Solicitation Statement in whole or in part is unauthorized. Failure to comply with this direction may result in a violation of applicable laws and regulations.

        Confirmation of your representation:    You have been sent the attached Consent Solicitation Statement on the basis that you have confirmed to the Solicitation Agent or the Information and Tabulation Agent, being the sender of the attached, that (i) you are not a person to whom it is unlawful to send the attached Consent Solicitation Statement or make the proposal under applicable laws and regulations; and (ii) you consent to delivery by electronic transmission.

        The attached Consent Solicitation Statement has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Company, CME, the Solicitation Agent, the Information and Tabulation Agent or any person who controls, or is a director, officer, employee or agent of any of the foregoing nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the attached Consent Solicitation Statement distributed to you in electronic format and the hard copy version available to you on request from the Solicitation Agent and the Information and Tabulation Agent at the addresses specified at the end of the attached Consent Solicitation Statement.

        You are reminded that the attached Consent Solicitation Statement has been delivered to you on the basis that you are a person into whose possession the attached Consent Solicitation Statement may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorized to deliver the attached Consent Solicitation Statement to any other person.

        Restrictions:    Nothing on this electronic transmission constitutes an offer of, or an invitation to offer, securities for sale in the United States, Bermuda, the Czech Republic or any other jurisdiction.

Consent Solicitation Statement

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

        This Consent Solicitation Statement does not constitute an offer to buy or the solicitation of an offer to sell the Notes. Furthermore, no person has been authorized to give any information with respect to this Consent Solicitation Statement, or to make any representation in connection herewith, other than those contained herein. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by the Company, CME, the other Guarantors or any of their respective affiliates, the Trustee, the Transfer Agent and Paying Agent, the Registrar, the Solicitation Agent or the Information and Tabulation Agent (each as defined herein).

        This Consent Solicitation Statement does not constitute an invitation to participate in the solicitation in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation under applicable securities laws. The distribution of this Consent Solicitation Statement in certain jurisdictions may be restricted by law. Persons into whose possession this Consent Solicitation Statement comes are required by each of the Company, CME, the other Guarantors or any of their respective affiliates, the Solicitation Agent, the Information and Tabulation Agent and the Trustee to inform themselves about, and to observe, any such restrictions and none of the Company, CME, the other Guarantors or any of their respective affiliates, the Solicitation Agent, the Information and Tabulation Agent or the Trustee is responsible for the compliance by such persons with such restrictions. If you are in any doubt as to the contents of this document or the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, accountant, tax advisor or independent advisor.

CET 21 spol. s r.o.

Solicitation of Consents to the Second Supplemental Indenture to the Indenture Governing
the
 9.0% Senior Secured Notes due 2017
(ISIN: XS0550482664, Common Code: 055048266 (Restricted Global Note))
(ISIN: XS0550480296, Common Code: 055048029 (Regulation S Global Note))

        THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2014, UNLESS EXTENDED (SUCH DATE AND TIME, AS MAY BE EXTENDED, THE "EXPIRATION TIME"). CONSENT MAY BE REVOKED ONLY ON THE TERMS AND CONDITIONS SET FORTH HEREIN, AND NO LATER THAN THE REVOCATION TIME (AS DEFINED HEREIN).

        CET 21 spol. s r.o. (the "Company," "we," "us" or "our"), on the terms and subject to the conditions set forth in this consent solicitation statement (the "Consent Solicitation Statement"), is hereby soliciting (the "Consent Solicitation") consents (the "Consents") from registered holders (the "Holders") as of 5:00 p.m., New York City time, on February 27, 2014 (such date and time, the "Record Date") of its 9.0% Senior Secured Notes due 2017 (the "Notes") to several proposed amendments (the "Amendments" or the "Proposal") by way of the Second Supplemental Indenture (as defined herein) to the Indenture, dated as of October 21, 2010 (as amended and supplemented by the First Supplemental Indenture, dated as of December 18, 2012, and as otherwise amended or supplemented prior to the date hereof, the "Indenture"), by and among the Company, Central European Media Enterprises Ltd. ("CME") and the other guarantors party thereto (each, a "Guarantor" and, collectively, the "Guarantors"), Citibank, N.A., London Branch, as trustee (the "Trustee"), Citibank, N.A., London Branch, as transfer agent and paying agent (the "Transfer Agent and Paying Agent"), and Citigroup Global Markets Deutschland AG, as registrar (the "Registrar"). Terms used in this Consent Solicitation Statement that are not otherwise defined herein have the meanings set forth in the Indenture.

        As more fully described herein, the principal purpose of the Consent Solicitation and the Proposal is to enhance the liquidity and operating cashflow position of CME and its Restricted Subsidiaries, including the Company, by, in part, substituting certain cash pay indebtedness of CME with non-cash pay indebtedness of CME and undertaking other associated transactions. In particular, the Consent Solicitation and the Proposal, if approved, would modify a restrictive covenant contained in the Indenture to give (i) CME, (ii) Central European Media Enterprises N.V. ("CME NV"), the direct wholly owned subsidiary of CME, and (iii) CME Media Enterprises B.V., the direct wholly owned subsidiary of CME NV ("CME BV" and together with CME NV, the "CME Guarantors") the flexibility to incur:

  (i)
  the Transaction Related Indebtedness (as defined herein) to enable CME to refinance in full its €272,972,000 aggregate principal amount of 11.625% Senior Notes due 2016 (the "2016 Notes") and for general corporate purposes and refinancing indebtedness in respect thereof;

  (ii)
  additional indebtedness under the Indenture initially comprised of indebtedness under that certain revolving credit facility to be provided by Time Warner Inc. and/or one or more of its affiliates ("Time Warner") with a commitment thereunder in the amount of $115.0 million (the "Time Warner Revolving Credit Facility"); and

  (iii)
  additional indebtedness under the Indenture in an amount up to €40.0 million (exclusive of paid-in-kind interest) for general corporate purposes (the "Additional €40.0 Million Debt").

In addition, the Consent Solicitation and the Proposal, if approved, would (i) modify the last sentence of Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral (with the proceeds of any such enforcement subject to pro rata sharing in accordance with the Existing Intercreditor Agreement) and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement (although the first such amendment to the Existing Intercreditor Agreement will not be entered into until the first funding of the Transaction Related Indebtedness).

If the Proposal does not become effective and CME is not able to complete the Transactions (as defined herein), CME and its Restricted Subsidiaries will have limited financing alternatives to meet their debt service obligations or to otherwise fund their operations generally, which would have a material and adverse effect on CME and its Restricted Subsidiaries and which would adversely affect the interests of the Holders of the Notes.

        "Transaction Related Indebtedness" is comprised of:

  (i)
  indebtedness under that certain term loan credit facility to be provided by Time Warner (the "Time Warner Term Loan Credit Facility" and the loans outstanding thereunder, the "Term Loans") as follows: (x) in the event of the closing of the Rights Offering, Backstop Commitment and Unit Private Placement (each as defined herein) prior to May 29, 2014 (the "Bridge Date"), concurrently with the closing of the Rights Offering, Backstop Commitment and Unit Private Placement, Time Warner will make a Term Loan to CME in the aggregate principal amount of $30.0 million that will mature on December 1, 2017, and (y) on the Bridge Date in the event the Rights Offering, Backstop Commitment and Unit Private Placement are not closed prior to the Bridge Date, Time Warner will provide the Term Loan to CME in the aggregate principal amount equal to the sum of (A) the U.S. Dollar equivalent of €288,838,498 (as of the Business Day immediately prior to the Bridge Date using the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal) (the "Refinancing Portion of the Term Loan") plus (B) $30.0 million, which will mature on September 8, 2014

    (the "Initial Term Loan Maturity Date"); provided that, if the Rights Offering, the Backstop Commitment and the Unit Private Placement are closed after the Bridge Date but prior to the Initial Term Loan Maturity Date, CME will apply the proceeds therefrom to repay the Refinancing Portion of the Term Loan and any accrued interest thereon, with any accrued interest thereon in excess of such proceeds to be repaid by CME from the proceeds of the Term Loan or the Time Warner Revolving Credit Facility, and the maturity date of the remaining $30.0 million of the Term Loan will be extended to December 1, 2017; provided, further, if the Refinancing Portion of the Term Loan together with accrued interest thereon has not been prepaid on or prior to the Initial Term Loan Maturity Date in the manner set forth above, CME shall issue and deliver to Time Warner Media Holdings B.V. ("TW BV") the Requisite Amount of Term Warrants (as defined herein) and upon such issuance, the Initial Term Loan Maturity Date will be extended to December 1, 2017; and

  (ii)
  without duplication of (i), indebtedness comprised of Senior Secured Notes due 2017 (the "2017 PIK Notes") to be issued by CME in connection with the Rights Offering,

  to the extent such Transaction Related Indebtedness could not qualify as Refinancing Indebtedness under the Indenture plus any interest paid on such Transaction Related Indebtedness in the form of an increase in the outstanding principal amount of such Transaction Related Indebtedness or an issuance of additional 2017 PIK Notes to satisfy interest payable in respect thereof, as such Transaction Related Indebtedness may be amended or modified from time to time or refinanced from time to time to the extent such refinancing would constitute Refinancing Indebtedness in respect thereof.

        The indebtedness incurred in connection with the Transactions will be secured exclusively by the CME Collateral. For the avoidance of doubt, none of the indebtedness incurred in connection with the Transactions or the Additional €40.0 Million Debt to be permitted under the Indenture will be incurred by or guaranteed by any member of the CET Group, nor is any of the collateral that will secure the indebtedness incurred in connection with the Transactions or the Additional €40.0 Million Debt to be permitted under the Indenture part of the CET Collateral or any other assets of the group other than the CME Collateral.

        Subject to the terms and conditions of the Consent Solicitation, we will make a cash payment (the "Consent Fee") of €2.50 to each Holder for each €1,000 in principal amount of the Notes in respect of which such Holder has validly delivered (and not validly revoked) a Consent prior to the Expiration Time. Assuming the conditions described under "The Consent Solicitation—Conditions to the Consent Solicitation" are met or waived by us, the Information and Tabulation Agent will make payment of the Consent Fee on behalf of the Company for all Consents validly delivered (and not validly revoked) on the payment date which is expected to be promptly after the Expiration Time (the "Payment Date"). We will not be obligated to pay the Consent Fee if the conditions described under "The Consent Solicitation—Conditions to the Consent Solicitation" are not met (or not waived by us).

        Our obligation to accept Consents and pay the Consent Fee to consenting Holders is conditioned on, among other things, there being validly delivered (and not validly revoked) Consents from the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (the "Requisite Consents"). As of the Record Date, €240.0 million aggregate principal amount of Notes were outstanding for the purpose of determining receipt of Requisite Consents. As soon as practicable following the receipt of the Requisite Consents, and in compliance with the conditions contained in the Indenture, we will execute and deliver to the Trustee a second supplemental indenture (the "Second Supplemental Indenture") giving effect to the Proposal (such date and time, the "Effective Time"), whether before, concurrent with or after the Expiration Time. If we receive the Requisite Consents, and the Proposal becomes effective, from and after the Effective Time, each present and future Holder of the Notes will be bound by the terms of the Indenture as amended by the Second Supplemental Indenture, whether or not such Holder delivered a Consent.

        Holders may validly revoke Consents until the time that is the earlier of (i) the date and time at which we receive the Requisite Consents and (ii) 5:00 p.m., New York City time, on March 11, 2014

(such date and time, the "Revocation Time"). Any notice of revocation received after the Revocation Time will not be effective.

        We reserve the right to extend, amend or terminate the Consent Solicitation at any time prior to the earlier of the Effective Time or the Expiration Time.

        Holders of Notes for whom Consents have not been received prior to the Expiration Time, or for whom Consents have been validly revoked prior to the Revocation Time, will not receive the Consent Fee.

The Solicitation Agent for the Consent Solicitation is:

Citigroup

This Consent Solicitation Statement is dated February 28, 2014

IMPORTANT INFORMATION

        Holders are requested to read and carefully consider the information contained herein and to give their Consent in accordance with the instructions set forth herein. Your Consent is important regardless of the size of your holdings. Failure to Consent will have the effect of a vote against the Proposal.

        Only Holders of the Notes of record on the Record Date are eligible to give Consents. Any beneficial owner of the Notes who is not a Holder of such Notes must arrange with the person who is the Holder or such Holder's assignee or nominee to Consent on behalf of such beneficial owner. Unless the context otherwise requires, references in this Consent Solicitation Statement to a Holder or Holder of Notes include:

  (i)
  each person who is shown in the records of the clearing and settlement systems of Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg" and, together with Euroclear, the "Clearing Systems" and each, a "Clearing System") as a Holder of a particular principal amount of the Notes (also referred to as "Direct Participants" and each, a "Direct Participant"); and

  (ii)
  each beneficial owner of Notes holding such Notes, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner's behalf,

except that for the purposes of the payment of the Consent Fee, to the extent the beneficial owner of the relevant Notes is not a Direct Participant, the Consent Fee will only be paid to the relevant Direct Participant if such Direct Participant satisfies its obligations to us and to the relevant Clearing System.

        The transfer of Notes after the Record Date will not have the effect of revoking any Consent previously validly given by a Holder, and each properly delivered Consent will be counted notwithstanding any transfer of the Notes to which such Consent relates, unless the relevant Holder has complied with the procedure for revoking Consents described herein.

        Holders who wish to consent must transmit a Consent to the Information and Tabulation Agent in accordance with Euroclear's and/or Clearstream, Luxembourg's customary procedures in accordance with the instructions set forth herein under "The Consent Solicitation—Procedures for Consenting".

        Consents should not be delivered to any of the Company, CME, the other Guarantors or any of their respective affiliates, the Trustee or the Solicitation Agent. However, the Company reserves the right to accept any Consent received by it, CME, the other Guarantors, the Trustee or the Solicitation Agent. For the avoidance of doubt, the Trustee shall not be held responsible or liable for the acceptance, receipt, rejection, safekeeping or keeping of any records of any Consents that may be delivered to the Trustee.

        UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER DELIVER ANY NOTES. This is a solicitation of Consents; it is not an offer to purchase or otherwise acquire any Notes.

        No person has been authorized to provide you with any information or make any representations other than those contained or incorporated by reference herein and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, CME, the other Guarantors or any of their respective affiliates, the Solicitation Agent, the Trustee, the Transfer Agent and Paying Agent, the Registrar, the Information and Tabulation Agent or any other person. The statements made in this Consent Solicitation Statement are made as of the date hereof, and the delivery of this Consent Solicitation Statement and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

        Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult

i

its attorney, business advisor, tax advisor and other professional advisors as to legal, business, tax and other matters concerning the Consent Solicitation.

        Please handle this matter through your bank or broker. Questions concerning the terms of this Consent Solicitation Statement should be directed to the Solicitation Agent at its address or telephone number set forth on the back cover hereof. Requests for assistance in delivering Consents or requests for additional copies of this Consent Solicitation Statement or other related documents should be directed to the Information and Tabulation Agent at its address or telephone number set forth on the back cover hereof.

        This Consent Solicitation is not being made to, and no Consents are being solicited from, Holders or beneficial owners of Notes in any jurisdiction in which it is unlawful to make such Consent Solicitation or grant such Consents. However, the Company, CME and any other Guarantor may, in their discretion, take such actions as they may deem necessary to solicit Consents in any jurisdiction and may extend this Consent Solicitation to, and solicit Consents from, persons in any such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of the Company, CME and the other Guarantors by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        Within the United Kingdom, the Consent Solicitation is directed only at persons having professional experience in matters relating to investments that fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 ("Relevant Persons"). The investment or investment activity to which the Consent Solicitation relates is only available to and will only be engaged with the Relevant Persons, and persons who receive the Consent Solicitation who are not Relevant Persons should not rely or act upon it.

        UNDER NO CIRCUMSTANCES SHALL THIS CONSENT SOLICITATION STATEMENT CONSTITUTE AN OFFER TO SELL OR ISSUE OR THE CONSENT SOLICITATION OF AN OFFER TO BUY OR SUBSCRIBE FOR THE NOTES IN ANY JURISDICTION. THE CONSENT SOLICITATION SHOULD NOT BE CONSIDERED A PUBLIC OFFERING IN THE GRAND DUCHY OF LUXEMBOURG OR AN OFFER OF SECURITIES TO THE PUBLIC IN ANY EUROPEAN ECONOMIC AREA MEMBER STATE THAT HAS IMPLEMENTED DIRECTIVE 2003/71/EC (TOGETHER, WITH ANY APPLICABLE IMPLEMENTING MEASURES IN ANY MEMBER STATE, THE "PROSPECTUS DIRECTIVE").

        THIS CONSENT SOLICITATION STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        The information provided in this Consent Solicitation Statement is based upon information provided by us. None of the Trustee, the Solicitation Agent, the Transfer Agent and Paying Agent, the Registrar, or the Information and Tabulation Agent has independently verified nor makes any representation or warranty, express or implied, nor assumes any responsibility, as to the accuracy or adequacy of the information contained herein.

        NONE OF THE COMPANY, CME, THE OTHER GUARANTORS OR ANY OF THEIR RESPECTIVE AFFILIATES, THE TRUSTEE, THE SOLICITATION AGENT, THE TRANSFER AGENT AND PAYING AGENT, THE REGISTRAR, OR THE INFORMATION AND TABULATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD PROVIDE CONSENTS TO THE PROPOSAL. EACH HOLDER MUST MAKE ITS OWN DECISION

AS TO WHETHER TO DELIVER CONSENTS. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS CONSENT SOLICITATION STATEMENT AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS IN MAKING THEIR DECISION AS TO WHETHER TO DELIVER CONSENTS.

 AVAILABLE INFORMATION

        CME files annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). CME's filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that CME files with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC 0330 for further information on the Public Reference Room and their copy charges.

        So long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and are admitted to trading on the Luxembourg Stock Exchange's Euro MTF Market and the rules and regulations of such exchange shall so require, copies of this Consent Solicitation Statement and other related documents may be obtained, free of charge, during the normal business hours on any business day at the offices of the Company's Transfer Agent and Paying Agent, Citibank N.A., London Branch.

        In addition, all notices with respect to the Consent Solicitation and the results of the Consent Solicitation are available to the public on the Internet at the Luxembourg Stock Exchange's website at http://www.bourse.lu.

DOCUMENTS INCORPORATED BY REFERENCE

        The information incorporated by reference herein is an important part of this Consent Solicitation Statement. Any statement contained in a document which is incorporated by reference in this Consent Solicitation Statement is automatically updated and superseded if information contained in this Consent Solicitation Statement modifies or replaces such information.

        The following documents filed with the SEC are incorporated by reference into this Consent Solicitation Statement, except for any document or portion thereof "furnished" to the SEC:

  •
  CME's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

  •
  CME's Current Report on Form 8-K filed with the SEC on February 28, 2014; and

  •
  all documents that CME files after the date of this Consent Solicitation Statement and prior to the earlier of the Expiration Date and the termination of the Consent Solicitation in accordance with the terms hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities and Exchange Act of 1934, as amended, other than any information CME furnishes, rather than files, with the SEC pursuant to certain items of Form 8-K, during such period.

        The Information and Tabulation Agent will provide without charge to each person to whom this Consent Solicitation Statement is delivered upon the request of such person, a copy of the documents incorporated herein by reference, other than exhibits to such document (unless such exhibits are specifically incorporated into such document). Requests for such documents should be directed to the Information and Tabulation Agent at its address or telephone number set forth on the back cover hereof.

 FORWARD-LOOKING STATEMENTS

        This Consent Solicitation Statement and the documents incorporated by reference into this Consent Solicitation Statement contain forward-looking statements, including those relating to our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "anticipate," "trend," "expect," "plan," "estimate," "forecast," "should," "intend" and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cashflows could differ materially from those described in or contemplated by the forward-looking statements contained in this report.

        Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risks to Non-Consenting Holders; Special Considerations and Risks" as well as the following:

  •
  the closing of the Rights Offering and series of related transactions with Time Warner;

  •
  our ability to access external sources of capital if the financing transactions are not closed in light of our current significant liquidity constraints and our poor financial performance;

  •
  the impact of our efforts to increase our revenues and recapture advertising market share in the Czech Republic;

  •
  our success in improving advertising revenues in the Czech Republic;

  •
  decreases in television advertising spending and the rate of development of the advertising markets in the countries in which we operate;

  •
  the effect of the economic downturn and Eurozone instability in our markets and the extent and timing of any recovery;

  •
  our success in implementing our initiatives to diversify and enhance our revenue streams;

  •
  the extent to which our debt service obligations restrict our business;

  •
  our ability to make cost-effective investments in television broadcast operations, including investments in programming;

  •
  our ability to develop and acquire necessary programming and attract audiences;

  •
  changes in the political and regulatory environments where we operate and application of relevant laws and regulations; and

  •
  the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

        Please refer to the risk factors and other cautionary statements in CME's SEC reports, including, but not limited to, CME's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014, for additional risks and uncertainties inherent in CME's business and underlying forward looking statements.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this report. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

THE TRANSACTIONS

        CME has entered into a Framework Agreement, dated as of February 28, 2014, among CME, Time Warner and TW BV (the "Framework Agreement") which contemplates a series of related financing transactions (including the Rights Offering (the "Rights Offering"), the Backstop Commitment, the Unit Private Placement and the Transaction Related Indebtedness) to enable the redemption of the 2016 Notes and to provide additional liquidity (collectively, the "Transactions").

        The 2016 Notes have outstanding principal balance and early redemption premium totaling approximately $396.8 million (at February 21, 2014 exchange rates).

        In connection with the Rights Offering, CME shareholders holding Class A Common Stock, par value $0.08 per share ("Class A Common Stock"), Series A Convertible Preferred Stock, par value $0.08 per share (allocated on an as-converted basis), and Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (allocated on an as-converted basis as of December 25, 2013) will receive non-transferrable rights to purchase 3,391,403 units in the aggregate at a subscription price of $100.00 per unit. Shareholders will receive one right per 62.5 shares of Class A Common Stock held (directly or on an as-converted basis) as of a record date to be determined at a later date and subsequently announced. Each unit will consist of a 15.0% Senior Secured Note due 2017 in the original principal amount of $100.00 (the "New Notes") and 21.167376 unit warrants (the "Unit Warrants"). Interest on the New Notes will be paid in arrears (a) on each interest payment date (June 1 and December 1 of each year) on or prior to November 15, 2015 by adding the amount of such interest to the principal balance of the New Notes and (b) on each interest payment date thereafter, at the option of CME either (i) entirely in cash or (ii) by increasing the principal amount of the New Notes. Each Unit Warrant will entitle the holder thereof to purchase one share of CME's Class A Common Stock at an exercise price of $1.00 per share.

        Time Warner has agreed to purchase all units in the Rights Offering not subscribed for by other shareholders (the "Backstop Commitment"). In addition, Time Warner will purchase 576,968 units from CME in a separate private placement transaction (the "Unit Private Placement"). In connection with the transactions contemplated by the Framework Agreement, CME will issue a warrant to Time Warner to purchase 30 million shares of Class A Common Stock at an exercise price of $1.00 per share.

        The Company expects to raise proceeds from the Rights Offering and pursuant to the Backstop Commitment and the Unit Private Placement of $396.8 million, which is an amount equal to the principal and early redemption premium on the 2016 Notes (at February 21, 2014 exchange rates). The Company will also issue 84,000,000 million Unit Warrants at the closing of the Rights Offering, the Backstop Commitment and Unit Private Placement. If the Rights Offering, the Backstop Commitment and the Unit Private Placement have closed prior to the Bridge Date, the Time Warner Term Loan Credit Facility will be funded on the closing of the Rights Offering in the amount of $30.0 million. If the Rights Offering, the Backstop Commitment and the Unit Private Placement have not closed prior to the Bridge Date, Time Warner will, under the Time Warner Term Loan Credit Facility, loan to CME the amount required to redeem the 2016 Notes plus an additional $30.0 million, all of which will mature on the Initial Term Loan Maturity Date. If the Rights Offering, the Backstop Commitment and the Unit Private Placement have closed after the Bridge Date but prior to by the Initial Term Loan Maturity Date, CME will use the proceeds of the Rights Offering, the Backstop Commitment and the Unit Private Placement to repay Time Warner the amount borrowed under the Term Loan used to redeem the 2016 Notes. If the Rights Offering, the Backstop Commitment and the Unit Private

v

Placement have not closed by the Initial Term Loan Maturity Date, CME will issue to TW BV 84,000,000 Term Warrants (as defined below) (the "Requisite Amount of Term Warrants"). Upon the issuance of such warrants, the Initial Term Loan Maturity Date will be extended to December 1, 2017.

        "Term Warrant" is a warrant to purchase one share of Class A Common Stock at an exercise price of $1.00 per share which will be issued to TW BV pursuant to the Time Warner Term Loan Credit Facility in the event that the Rights Offering, Backstop Commitment and Unit Private Placement are not closed on or prior to the Initial Term Loan Maturity Date.

        In addition, Time Warner will provide to CME the Time Warner Revolving Credit Facility at the earlier of the closing of the Rights Offering and the funding of the Term Loan.

        The principal purpose of the Transactions is to enhance CME's overall liquidity and cash flow by refinancing the remaining 2016 Notes, which are cash pay indebtedness, with non-cash pay indebtedness, including the New Notes and to provide funds for general corporate purposes.

        The issuance of the New Notes and the incurrence of the Term Loan and Time Warner Revolving Credit Facility are subject to the Consent Solicitation.

        The Rights Offering and exercise of related warrants by Time Warner are subject to approval by CME's shareholders and, in the case of the Rights Offering, satisfaction of certain customary closing conditions.

        A registration statement with respect to rights, units to be issued upon exercise of rights, New Notes and Unit Warrants, and shares of Class A Common Stock issuable upon exercise of the Unit Warrants has been filed with the Securities and Exchange Commission but has not yet become effective.

 INDICATIVE CONSENT SOLICITATION TIMETABLE

        Holders of the Notes should take note of the dates and times set forth in the schedule below in connection with the Consent Solicitation. These dates and times may be changed by the Company in accordance with the terms and conditions of the Consent Solicitation, as described herein. In addition, the dates and times set by each of the Clearing Systems and custodians of any Notes for the submission of instructions may be earlier than the dates and times set forth in the schedule below.

Date	Calendar Date	Event
Record Date	5:00 p.m., New York City time, on February 27, 2014.	The date and time fixed by the Company for the determination of Holders entitled to give Consents.
Launch Date	February 28, 2014.	Launch of the Consent Solicitation.
Revocation Time	The time that is the earlier of (i) the date and time at which we receive the Requisite Consents and (ii) 5:00 p.m., New York City time, on March 11, 2014.	Deadline for Holders to validly revoke Consents. A Holder who validly revokes its Consent will not be eligible to receive the Consent Fee.
Effective Time

The date and time at which the Second Supplemental Indenture is executed (expected to be promptly after the Requisite Consents have been received). The Effective Time may occur prior to the Expiration Time if the Requisite Consents are received prior to the Expiration Time, but is contingent upon receipt of the Requisite Consents.

Second Supplemental Indenture comes into effect.
Expiration Time	5:00 p.m., New York City time, on March 11, 2014, unless extended by us.
Payment Date	Promptly after the Expiration Time.

The date the Information and Tabulation Agent will make payment of the Consent Fee, subject to the conditions herein having been met or waived, on behalf of the Company for all Consents validly delivered (and not validly revoked) pursuant to the Consent Solicitation.

 SUMMARY OF THE CONSENT SOLICITATION

        The following summary is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Consent Solicitation Statement and any amendments or supplements hereto. Holders of the Notes are urged to read this Consent Solicitation Statement in its entirety, as it contains important information which you should read carefully before you make any decision with respect to the Consent Solicitation conducted hereby. Unless otherwise defined herein, capitalized terms used in this Consent Solicitation Statement have the same meanings given to them in the Indenture or the section entitled "The Proposal" of this Consent Solicitation Statement.

Overview	The purpose of the Consent Solicitation is to obtain the consent of Holders of at least a majority in aggregate principal amount of the outstanding Notes to the amendments to the Indenture (the "Amendments" or the "Proposal") to give CME and the CME Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility, to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt, to amend the provisions of the Indenture regarding the acceleration of the Notes and the exercise of enforcement rights under the Existing Intercreditor Agreement and to give the Trustee authorization to enter into one or more related amendments to the Existing Intercreditor Agreement described below (although the first such amendment to the Existing Intercreditor Agreement will not be entered into until the first funding of the Transaction Related Indebtedness).
The Notes	9.0% Senior Secured Notes due 2017
Restricted Global Notes ISIN: XS0550482664 Common Code: 055048266
Regulation S Global Notes ISIN: XS0550480296 Common Code: 055048029

As of the Record Date, €240.0 million aggregate principal amount of Notes were outstanding for the purpose of determining receipt of Requisite Consents. As of the Record Date, no Notes were held by the Company or its affiliates that would be excluded in determining receipt of Requisite Consents.

Consent Solicitation	By delivering a Consent to the Proposal, a Holder will be consenting to the Amendments in respect of all Notes for which it has validly delivered (and not validly revoked) such Consent.

Proposed Amendments

We are seeking the consent of Holders to amend a covenant restricting the ability of CME and its Restricted Subsidiaries to incur indebtedness to give CME and the CME Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility, and to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt.

In addition, we are seeking the consent of Holders to (i) amend the last sentence of Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral (with the proceeds of any such enforcement subject to pro rata sharing in accordance with the Existing Intercreditor Agreement) and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement (although the first such amendment to the Existing Intercreditor Agreement will not be entered into until the first funding of the Transaction Related Indebtedness).

The Amendments will not alter the interest rate or maturity date of the Notes, our obligation to make principal and interest payments on the Notes or, except as described in "Purpose and Effect of the Consent Solicitation" and "The Proposal," the substantive effect of any other covenant or provision of the Notes.

Indenture

The Indenture, dated as of October 21, 2010 (as amended and supplemented by the First Supplemental Indenture, dated as of December 18, 2012, and as otherwise amended or supplemented prior to the date hereof), by and among us, the Guarantors named therein, the Trustee, the Transfer Agent and Paying Agent and the Registrar named therein.

Second Supplemental Indenture	The Second Supplemental Indenture to be entered into by and among us, the Guarantors and the Trustee with respect to the Proposal.
Trustee for the Notes	Citibank, N.A., London Branch.
Requisite Consents

Our obligation to accept Consents and to pay the Consent Fee to consenting Holders is conditioned on, among other things, there being validly delivered (and not validly revoked) Consents from the Holders of not less than a majority in aggregate principal amount of the outstanding Notes.

Expiration Time	The Consent Solicitation will expire at 5:00 p.m., New York City time, on March 11, 2014, unless extended by us.
Consent Fee	€2.50 per €1,000 principal amount of the Notes.

The right to receive the Consent Fee is not transferable with a Note. The Company will only make payments of the Consent Fee to the persons who have validly delivered (and not validly revoked) Consents on or prior to the Expiration Date pursuant to the terms hereof and who were Holders as of the Record Date.

Holders who do not timely deliver a valid Consent to the Amendments (or who validly revoke any such Consent) will not receive the Consent Fee even though the Amendments, if they are approved through the receipt of the Requisite Consents and become effective pursuant to the Second Supplemental Indenture, will be binding on them.

Record Date	5:00 p.m., New York City time, on February 27, 2014.
Payment Date

The date the Information and Tabulation Agent will make payment of the Consent Fee on behalf of the Company for all Consents validly delivered (and not validly revoked) which is expected to be promptly after the Expiration Time.

Conditions	Our obligation to accept Consents and to pay the Consent Fee is conditioned on:
• receipt of the Requisite Consents being validly delivered (and not validly revoked) pursuant to the terms of the Consent Solicitation prior to the Expiration Time;
• execution of the Second Supplemental Indenture by each of the parties contemplated therein;

•

the absence of any law or regulation which would, and the absence of any pending or threatened injunction or other proceeding which (if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposal or the payment of the Consent Fee, or that would question the legality or validity thereof; and

•

(A) no change (or development involving a prospective change) shall have occurred or shall be threatened in our business, properties, assets, liabilities, financial condition, operations, or results of operations, and (B) no change (or development involving a prospective change) shall have occurred in financial markets generally or affecting our equity, or the Notes that, in our reasonable judgment in the case of either (A) or (B) above, is or may be materially adverse to us or has or may have a material adverse effect on the contemplated benefits of the Consent Solicitation to us and/or any of our affiliates.

The foregoing conditions are for our benefit and we may, in our discretion (subject to consent rights of Time Warner in certain circumstances), waive any of the conditions, in whole or in part, at any time and from time to time or otherwise amend the Consent Solicitation at any time. No Consent Fee will be paid with respect to any of the Notes if (1) the Consent Solicitation is terminated or (2) any of the conditions are not satisfied (or waived) for any reason.

Amendments; Termination

We expressly reserve the right, in our discretion (subject to consent rights of Time Warner in certain circumstances) and regardless of whether any of the conditions described under "The Consent Solicitation—Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, at any time prior to the Expiration Time to (i) terminate the Consent Solicitation for any reason, (ii) waive any of the conditions to the Consent Solicitation, in whole or in part, without any extension of the right to revoke Consents, (iii) extend the Expiration Time, (iv) amend the terms of the Consent Solicitation or (v) modify the form or amount of the consideration to be paid pursuant to the Consent Solicitation. See "The Consent Solicitation—Expiration Time; Effective Time; Extensions; Amendments."

How to Deliver Consents

See "The Consent Solicitation—Procedures for Consenting." For further information, please contact the Information and Tabulation Agent or consult your broker, dealer, commercial bank or trust company for assistance. When you deliver a Consent, you will be agreeing to the Amendments in respect of all Notes for which you have validly delivered (and not validly revoked) such Consent.

Holders

For the purpose of the Consent Solicitation, the term "Holder" means (i) any person in whose name a Note in definitive form is registered in the registry maintained by the Registrar for the Notes (the "Record Holder") and (ii) any other person who has obtained a proxy in a form reasonably acceptable to the Company which authorizes such other person (or person claiming title by or through such other person) to vote Notes on behalf of such Record Holder. For the purpose of the Consent Solicitation, the term "Holder" shall be deemed to include those participants through which a beneficial owner's Notes (in the form of book-entry depositary interests) may be held of record, in a Clearing System as of the Record Date, as the case may be, and that have been granted a proxy or authorization by such Clearing System (it being understood that payment of the Consent Fee shall be made to the Record Holder or its custodian for further credit to such participants, see "The Consent Solicitation—Consent Fee").

Special Procedures for Beneficial Owners

Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, custodian, trust company, or other nominee and who wishes to consent should contact such institution promptly and instruct such institution to consent on its behalf. See "The Consent Solicitation—Beneficial Owners".

Blocking Period

Following the submission of an electric voting instruction to the relevant Clearing System, the Notes the subject of such electronic voting instruction shall thereupon be blocked in the relevant Clearing System to the order of the Information and Tabulation Agent, unless such electronic voting instructions are validly revoked or until unblocked by the Clearing Systems on instructions from the Information and Tabulation Agent, which will occur promptly after the Payment Date or, if the Consent Solicitation is terminated, promptly following the announcement of such termination (the "Blocking Period").

During the Blocking Period, the Notes the subject of such electronic voting instructions may not be transferred, unless the Notes are unblocked by validly revoking such electronic voting instructions.
Revocation Time

The time that is the earlier of (i) the date and time at which we receive the Requisite Consents and (ii) 5:00 p.m., New York City time, on March 11, 2014, prior to which (but not thereafter) Holders may validly revoke their Consent.

Revocation of Consents

Consents may be validly revoked at any time prior to the Revocation Time by delivering a written notice of revocation to the Information and Tabulation Agent at its address set forth on the back cover hereof. When you validly revoke a Consent, you will be revoking your agreement to the Amendments in respect of all Notes for which you have validly delivered (and not validly revoked) such Consent. See "The Consent Solicitation—Revocation of Consents."

Consequences to Non-Consenting Holders

If the Requisite Consents are obtained, the other conditions are satisfied (or waived), and the Second Supplemental Indenture becomes operative, all Holders of the Notes will be bound by the terms of the Indenture as amended by the Second Supplemental Indenture giving effect to the Amendments, whether or not they deliver Consents.

Solicitation Agent

Citigroup Global Markets Inc. has been appointed as the Solicitation Agent in connection with the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent at its address or telephone number set forth on the back cover hereof.

Information and Tabulation Agent

Global Bondholder Services Corporation has been appointed as Information and Tabulation Agent in connection with the Consent Solicitation. Questions concerning procedures for submitting your Consents should be directed to the Information Agent at its address or telephone number set forth on the back cover hereof.

Certain Tax Considerations	You should consult your own tax advisor to determine, the Czech, U.S. Federal, state and local and other tax consequences of the adoption of the Amendments and the receipt of the Consent Fee.
Assistance and Information

Holders may direct questions concerning the terms of the Consent Solicitation and request for additional copies of this Consent Solicitation Statement to the Solicitation Agent at its address or telephone number set forth on the back cover hereof. Requests for copies of the Indenture may be directed to the Information and Tabulation Agent at its address or telephone number set forth on the back cover hereof. Beneficial owners may also contact their brokers, dealers, commercial banks, custodians, trust companies, or other nominees for assistance concerning the Solicitation.

Trustee	Citibank, N.A., London Branch.

PURPOSE AND EFFECT OF THE CONSENT SOLICITATION

        The principal purpose of the Consent Solicitation and the Proposal is to enhance the liquidity and operating cashflow position of CME and its Restricted Subsidiaries, including the Company, by, in part, substituting certain cash pay indebtedness of CME with non-cash pay indebtedness of CME and undertaking other associated transactions. In particular, the Consent Solicitation and the Proposal, if approved, would modify a restrictive covenant contained in the Indenture to give CME and the CME Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility, and to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt. In addition, the Consent Solicitation and the Proposal, if approved, would (i) modify the last sentence of Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral (with the proceeds of any such enforcement subject to pro rata sharing in accordance with the Existing Intercreditor Agreement) and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement (although the first such amendment to the Existing Intercreditor Agreement will not be entered into until the first funding of the Transaction Related Indebtedness). Prior to the amendment, the last sentence of Section 6.2 of the Indenture only requires that the Trustee automatically accelerate the Notes if any other creditor party to the Existing Intercreditor Agreement whose security interest was established prior to the Trustee's security interest exercises its enforcement rights pursuant to the Existing Intercreditor Agreement. Currently, the only other indebtedness secured by the CME Collateral incurred prior to the Notes are the 2016 Notes, which the Company intends to redeem and repay in full with proceeds from the Transaction Related Indebtedness. As a result of the amendment, the Trustee and the Holders, will no longer have discretion whether to accelerate the Notes and to cooperate in the exercise of enforcement rights if a creditor party to the Existing Intercreditor Agreement whose security interest was established following the Trustee's security interest (which will be all classes of indebtedness secured by the CME Collateral following the redemption and discharge of the 2016 Notes) exercises its enforcement rights pursuant thereto.

        If the Proposal does not become effective and CME is not able to complete the Transactions, CME and its Restricted Subsidiaries will have limited financing alternatives to meet their debt service obligations or to otherwise fund their operations generally, which would have a material and adverse effect on CME and its Restricted Subsidiaries and which would adversely affect the interests of the Holders of the Notes.

        Transaction Related Indebtedness is comprised of:

  (i)
  indebtedness under the Time Warner Term Loan Credit Facility as follows: (x) in the event of the closing of the Rights Offering, Backstop Commitment and Unit Private Placement prior to the Bridge Date, concurrently with the closing of the Rights Offering, Backstop Commitment and Unit Private Placement, Time Warner will make a Term Loan to CME in the aggregate principal amount of $30.0 million that will mature on December 1, 2017, and (y) on the Bridge Date in the event the Rights Offering, Backstop Commitment and Unit Private Placement are not closed prior to the Bridge Date, Time Warner will provide the Term Loan to CME in the aggregate principal amount equal to the sum of (A) the Refinancing Portion of the Term Loan plus (B) $30.0 million, which will mature on the Initial Term Loan Maturity Date; provided that, if the Rights Offering, the Backstop Commitment and the Unit Private Placement are closed after the Bridge Date but prior to the Initial Term Loan Maturity Date, CME will apply the proceeds therefrom to repay the Refinancing Portion of the Term Loan and any accrued interest thereon, with any accrued interest thereon in excess of such proceeds to be repaid by CME from the proceeds of the Term Loan or the Time Warner Revolving Credit Facility, and the maturity date of the remaining $30.0 million of the Term Loan will be extended to December 1, 2017; provided, further, if the Refinancing Portion of the Term Loan together with accrued interest thereon has not been prepaid on or prior to the Initial Term Loan Maturity Date in the manner set forth above, CME shall issue and deliver to TW BV the Requisite Amount of Term Warrants and upon such issuance, the Initial Term Loan Maturity Date will be extended to December 1, 2017; and

  (ii)
  without duplication of (i), indebtedness comprised of the 2017 PIK Notes to be issued by CME in connection with the Rights Offering,

  to the extent such Transaction Related Indebtedness could not qualify as Refinancing Indebtedness under the Indenture plus any interest paid on such Transaction Related Indebtedness in the form of an increase in the outstanding principal amount of such Transaction Related Indebtedness or an issuance of additional 2017 PIK Notes to satisfy interest payable in respect thereof, as such Transaction Related Indebtedness may be amended or modified from time to time or refinanced from time to time to the extent such refinancing would constitute Refinancing Indebtedness in respect thereof.

        The indebtedness incurred in connection with the Transactions will be secured exclusively by the CME Collateral. For the avoidance of doubt, none of the indebtedness incurred in connection with the Transactions or the Additional €40.0 Million Debt to be permitted under the Indenture will be incurred by or guaranteed by any member of the CET Group, nor is any of the collateral that will secure the indebtedness incurred in connection with the Transactions or the Additional €40.0 Million Debt to be permitted under the Indenture part of the CET Collateral or any other assets of the group other than the CME Collateral.

        For a description of the Proposal and the impact of the Amendments on the Indenture, see "The Proposal."

 RISKS TO NON-CONSENTING HOLDERS; SPECIAL CONSIDERATIONS AND RISKS

        Prior to giving its Consent, a Holder of the Notes should carefully consider the factors set forth below as well as the other information set forth in this Consent Solicitation Statement including, but not limited to, the information described in the section entitled "Forward-Looking Statements."

Adverse Effect of the Proposal on Non-Consenting Holders

        If the Proposal becomes effective, Holders of Notes who have not delivered, or, if they previously delivered, have validly revoked, their Consent prior to the Revocation Time will not receive the Consent Fee, even though the Proposal will be binding on them if the Requisite Consents are received and the Second Supplemental Indenture is executed.

Special Considerations and Risks

         If the Proposal becomes effective, CME and the CME Guarantors may incur additional indebtedness, which could increase the risks associated with the group's significant leverage.

        The Proposal includes amendments to the Indenture to give CME and the CME Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility, and to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt. Other than with respect to the Time Warner Term Loan Credit Facility and the Time Warner Revolving Credit Facility, we cannot assure you that CME and its Restricted Subsidiaries will be able to incur such indebtedness on terms acceptable to CME and its Restricted Subsidiaries or at all.

        CME and its Restricted Subsidiaries have substantial indebtedness and may, subject to the Holders of the Notes consenting to the terms of the Amendments, incur additional indebtedness in the future. If CME and its Restricted Subsidiaries incur additional indebtedness, the risks that CME and its Restricted Subsidiaries face as a result of their already substantial indebtedness and leverage, which restrict the manner in which their businesses are conducted, could increase. CME and its Restricted Subsidiaries expect that their cashflows from operating activities will continue to be insufficient to cover their operating expenses and interest payments and they will need other capital resources in the future to fund their debt service and other obligations as they become due. Access to certain of such resources is dependent on the Holders of the Notes consenting to the Amendments, but even with access to such resources CME and its Restricted Subsidiaries may be unable to cover their operating expenses and debt service obligations.

         A further downgrading of the credit ratings of CME may adversely affect its ability to raise additional financing.

        Following a downgrade in September 2013, CME's corporate credit is rated as Caa1 and the Notes are rated B1 by Moody's Investors Services, which placed CME's ratings under review for downgrade following the release of third quarter 2013 earnings. Standard & Poor's rates CME's corporate credit B- and the Notes B- and has placed those ratings on negative watch. These ratings reflect each agency's opinion of CME and its Restricted Subsidiaries', including the Company's, financial strength, operating performance and ability to meet their debt obligations as they become due. Credit rating agencies monitor companies very closely and have made liquidity and the key ratios associated with it, such as gross leverage ratio, a particular priority. CME and its Restricted Subsidiaries are unlikely to be able to operate with sufficient liquidity in the next twelve months to maintain their current ratings if they do not secure additional financing or if they are not able to improve their financial performance. In the event CME's debt or corporate credit ratings are further lowered by the ratings agencies, it will be more difficult for CME and its Restricted Subsidiaries to refinance indebtedness or raise new indebtedness that may be permitted under the Indenture and CME and its Restricted Subsidiaries will have to pay higher interest rates, which would have an adverse effect on their financial position, results of operations and cash flows.

         Certain indebtedness to be incurred in connection with the Transactions may mature prior to the Notes, and the Time Warner Term Loan Credit Facility, the Time Warner Revolving Credit Facility and the 2017 PIK Notes may be redeemed or prepaid at any time at CME's option, including prior to the maturity of the Notes.

        The Notes mature on November 1, 2017. If the Consent Solicitation is approved, CME and the CME Guarantors will be able to incur certain indebtedness contemplated by the Transactions, some of which could be redeemed or prepaid ahead of the Notes in compliance with the Indenture. Under the Time Warner Term Loan Credit Facility, (x) in the event of the closing of the Rights Offering, Backstop Commitment and Unit Private Placement prior to the Bridge Date, concurrently with the closing of the Rights Offering, Backstop Commitment and Unit Private Placement, Time Warner will make a Term Loan to CME in the aggregate principal amount of $30.0 million that will mature on December 1, 2017; and (y) on the Bridge Date in the event the Rights Offering, Backstop Commitment and Unit Private Placement are not closed prior to the Bridge Date, Time Warner will provide the Term Loan to CME in the aggregate principal amount equal to the sum of (A) the Refinancing Portion of the Term Loan plus (B) $30.0 million, which will mature on the Initial Term Loan Maturity Date; provided that, if the Rights Offering, the Backstop Commitment and the Unit Private Placement are closed after the Bridge Date but prior to the Initial Term Loan Maturity Date, CME will apply the proceeds therefrom to repay the Refinancing Portion of the Term Loan and any accrued interest thereon, with any accrued interest thereon in excess of such proceeds to be repaid by CME from the proceeds of the Term Loan or the Time Warner Revolving Credit Facility, and the maturity date of the remaining $30.0 million of the Term Loan will be extended to December 1, 2017; provided, further, if the Refinancing Portion of the Term Loan together with accrued interest thereon has not been prepaid on or prior to the Initial Term Loan Maturity Date in the manner set forth above, CME shall issue and deliver to TW BV the Requisite Amount of Term Warrants and upon such issuance, the Initial Term Loan Maturity Date will be extended to December 1, 2017. Although CME is obligated to issue the Requisite Amount of Term Warrants under those circumstances, if for any reason such issuance fails to occur and the Term Loan is not extended beyond the Initial Term Loan Maturity Date, CME may not be able to refinance such indebtedness, which would trigger an event of default under the Indenture. In addition, the 2017 PIK Notes mature on the earlier of December 1, 2017 and the occurrence of certain trigger events, including but not limited to, the acceleration of the Time Warner Term Loan Credit Facility or the prepayment of the Term Loan. Moreover, the Time Warner Term Loan Credit Facility, the Time Warner Revolving Credit Facility and the 2017 PIK Notes are redeemable or prepayable, as the case may be, at any time at the option of CME. If the Time Warner Term Loan Credit Facility, the Time Warner Revolving Credit Facility or the 2017 PIK Notes is, in any case, redeemed or prepaid in advance of the maturity of the Notes, CME may not be able to refinance or otherwise repay the Notes at maturity.

         The interests of Time Warner, CME's largest shareholder and largest creditor, may conflict with the interests of the Holders of the Notes.

        If the Consent Solicitation is approved, following the Transactions, Time Warner will not only continue to be CME's largest shareholder but also will be the largest creditor of CME due to its position as a lender under the Time Warner Term Loan Credit Facility and the Time Warner Revolving Credit Facility and as the holder of the majority of the 2017 PIK Notes, to the extent issued. Subject to certain exceptions provided for by the Trust Indenture Act that would apply to the 2017 PIK Notes that, among other things, would limit Time Warner's voting rights as a holder of the 2017 PIK Notes in respect of modifications of payment terms, consenting to waivers of past defaults and directing the time, method and place of proceedings for remedies available to the trustee, Time Warner will be entitled to vote or otherwise make decisions in its capacity as a holder of the 2017 PIK Notes or as a lender of under the Time Warner Term Loan Credit Facility and the Time Warner Revolving Credit Facility. The Time Warner Term Loan Credit Facility and the Time Warner Revolving Credit Facility will have more restrictive provisions in certain respects, including with respect to certain financial covenants and events of defaults, than the equivalent provisions contained in the Indenture governing the Notes. In addition, such indebtedness may mature or otherwise be redeemed or prepaid prior to the Notes and Time Warner, as largest shareholder, is entitled, following events of default under such indebtedness, to seek repayment ahead of the maturity of the Notes. Moreover, the proposed amendment to Section 6.2 of the Indenture and the proposed related amendments to the Existing Intercreditor Agreement would enable Time Warner, as creditor under the Time Warner Revolving Credit Facility, Time Warner Term Loan Credit Facility or the 2017 PIK Notes, upon the occurrence of an event of default under one or more of such indebtedness, to enforce the CME Collateral, thereby forcing the Trustee of the Notes to accelerate all amounts owing and to cooperate in any enforcement action. As such, Time Warner could determine whether to waive defaults or accelerate such indebtedness or take other steps in light of its dual role as largest shareholder and largest creditor of CME in a manner that might not be consistent with the interests of the Holders of the Notes.

         The terms and conditions of the Transaction Related Indebtedness may be modified or amended or the Transaction Related Indebtedness and the Time Warner Revolving Credit Facility could be refinanced in the future with new indebtedness having different terms and conditions, including providing for interest that is payable in cash, in compliance with the Indenture.

        While the principal purpose of the Consent Solicitation and the Proposal is to enhance the liquidity and operating cashflow position of CME and its Restricted Subsidiaries, including the Company, by, in part, substituting certain cash pay indebtedness of CME with non-cash pay indebtedness of CME and undertaking other associated transactions, once the Requisite Consents are obtained and the Second Supplemental Indenture is executed, the terms and conditions of the Transaction Related Indebtedness may be modified or amended or the Transaction Related Indebtedness and the Time Warner Revolving Credit Facility could be refinanced in the future with new indebtedness having different terms and conditions, as the Consent Solicitation does not prohibit such modifications, amendments or refinancings. Such modifications, amendments or refinancings could, for example, result in the replacement of the Term Loan or 2017 PIK Notes which permit interest that is payable in kind with interest that is payable in cash, in compliance with the Indenture. While it is not currently CME's intention to do so, such modifications, amendments or refinancings of the Transaction Related Indebtedness and the Time Warner Revolving Credit Facility with Refinancing Indebtedness or other replacement indebtedness, as the case may be, would be permitted by the Indenture and could adversely affect the interests of the Holders of the Notes. In addition, Time Warner could seek to effect such modifications, amendments or refinancings through its position as largest shareholder and largest creditor of CME in a manner that may be inconsistent with the interests of the Holders of the Notes.

Effect of Failure to Obtain Requisite Consents

         If the Proposal does not become effective, due to limited liquidity and operating cashflow, CME and its Restricted Subsidiaries may not be able to meet their debt service obligations or to otherwise fund their operations generally.

        The principal purpose of the Consent Solicitation and the Proposal is to enhance the liquidity and operating cashflow position of CME and its Restricted Subsidiaries, including the Company, by, in part, substituting certain cash pay indebtedness of CME with non-cash pay indebtedness of CME and undertaking other associated transactions. In particular, the Consent Solicitation and the Proposal, if approved, would modify a restrictive covenant contained in the Indenture to give CME and the CME

Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility, and to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt.

        If the Proposal does not become effective and CME is not able to complete the Transactions, CME and its Restricted Subsidiaries will have limited financing alternatives to meet their debt service obligations or to otherwise fund their operations generally, which would have a material and adverse effect on CME and its Restricted Subsidiaries and which would adversely affect the interests of the Holders of the Notes.

THE PROPOSAL

The Amendments

        This section sets forth a brief description of the Amendments for which Consents are being sought pursuant to this Consent Solicitation Statement, the rationale for the Amendments and certain potential consequences if the Amendments are effected upon execution of the Second Supplemental Indenture. If Requisite Consents are received and the Proposal becomes effective, the Amendments will be binding on all Holders, including non-consenting Holders. The Amendments will be embodied in the amendments to the Indenture in the form set forth in the form of the Second Supplemental Indenture attached as Exhibit A hereto.

        The Indenture provides that we may amend the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, with certain exceptions not relevant to the Consent Solicitation. The following summary highlights only certain aspects of particular provisions of the Indenture and is qualified in its entirety by (i) the terms and conditions of the Indenture and the Notes as currently in effect and (ii) the relevant terms of the Indenture and the Notes as proposed to be amended by the Second Supplemental Indenture in the form of the Second Supplemental Indenture attached as Exhibit A hereto. Each Holder should carefully review this entire Consent Solicitation Statement (including the form of the Second Supplemental Indenture attached as Exhibit A hereto) before making a decision regarding the Consent Solicitation and providing its Consent. Holders may obtain copies of the Indenture without charge from the Information and Tabulation Agent.

        Regardless of whether the Proposal becomes effective, the Notes will remain outstanding in accordance with all other terms of the Notes and the Indenture. The changes sought to be effected by the Proposal will not alter the interest rate or maturity date of the Notes, our obligation to make principal and interest payments on the Notes, or directly amend any of the other provisions set out in Section 9.2(b) of the Indenture which require consent of each Holder affected thereby. The adoption of the Proposal will not change the existing security package.

        Amendments to the Limitation on Indebtedness covenant in the Indenture to increase the amount of indebtedness CME and the CME Guarantors may incur, which additional indebtedness may also be secured by the CME Collateral by an amendment to the definition of "Permitted Collateral Liens" in the Indenture.

        We are seeking the consent of Holders to amend a covenant restricting the ability of CME and its Restricted Subsidiaries to incur indebtedness to allow CME and the CME Guarantors the flexibility to incur the Transaction Related Indebtedness to enable CME to refinance in full its 2016 Notes and for general corporate purposes and refinancing indebtedness in respect thereof, to give CME and the CME Guarantors the flexibility to incur the Additional €40.0 Million Debt, and to give CME and the CME Guarantors the flexibility to incur indebtedness under the Time Warner Revolving Credit Facility.

        Based upon CME and its Restricted Subsidiaries' aggregate outstanding indebtedness and the Limitation on Indebtedness covenant in Section 4.3 of the Indenture, CME and its Restricted Subsidiaries have incurred approximately €35.0 million of indebtedness (including €30.0 million aggregate principal amount of the Notes) under the "general" indebtedness basket pursuant to Section 4.3(b)(11) of the Indenture, which currently allows for up to €40.0 million of indebtedness (exclusive of paid-in-kind interest) at any time outstanding to be incurred thereunder. Based on CME's current financial condition, it is unable to incur indebtedness under the ratio indebtedness provisions of Section 4.3(a) of the Indenture.

        The Proposal, through the creation of new indebtedness baskets as new Section 4.3(b)(13) and new Section 4.3(b)(14) of the Indenture, would provide CME and the CME Guarantors with indebtedness capacity to incur:

  (i)
  the Transaction Related Indebtedness;

  (ii)
  indebtedness under the Time Warner Revolving Credit Facility; and

  (iii)
  the Additional €40.0 Million Debt.

        To achieve such indebtedness capacity and the associated ability to secure such indebtedness, the Proposal seeks amendments to the existing Limitation on Indebtedness covenant and the definition of "Permitted Collateral Liens" in the Indenture. If the Proposal is approved, this incurrence of indebtedness will be in addition to the aggregate amount of CME and its Restricted Subsidiaries' then-outstanding indebtedness and such indebtedness will be permitted to be secured by the CME Collateral. For the avoidance of doubt, the adoption of the Proposal will not change the existing security package under the Notes and the Transaction Related Indebtedness will not be secured by the CET Collateral or any other assets of the group other than the CME Collateral.

        We are seeking amendments to Section 4.3(b) of the Indenture to increase the amount of indebtedness permitted to be incurred by CME and the CME Guarantors under this provision and we are seeking an amendment to the definition of "Permitted Collateral Liens" in Section 1.1 of the Indenture to allow such indebtedness to be secured by the CME Collateral. If the Requisite Consents are received, upon the execution of the Second Supplemental Indenture, the Indenture will be amended and restated as follows:

  (i)
  The definition of "Permitted Collateral Liens" in the Indenture shall be amended by deleting subclause (B)(ii) in its entirety and replacing it with the foregoing:

      "(ii) to secure Indebtedness of CME or any Restricted Subsidiary of CME, which Indebtedness is permitted to be Incurred under clauses (1), (3), (11), (13) or (14) of Section 4.3(b), and any Refinancing Indebtedness in respect of such Indebtedness; provided that the lenders of such Indebtedness or their duly authorized representatives become party to the Existing Intercreditor Agreement; and"

  (ii)
  Section 4.3(b)(11) of the Indenture shall be amended by deleting it in its entirety and replacing it with the following:

      "(11) in addition to the items referred to in clauses (1) through (10) above and (12) through (14) below, Indebtedness of CME and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed €40.0 million at any time outstanding; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (11), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness;"

  (iii)
  Section 4.3(b) of the Indenture shall be amended by deleting the "." at the end of subclause (12) and replacing it with a "; and" and adding the following subsections (13) and (14) after subsection (12) of Section 4.3(b):

      "(13) in addition to the items referred to in clauses (1) through (12) above and (14) below, Indebtedness of CME, CME NV and CME BV in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed €40.0 million at any time outstanding plus any Transaction Related Indebtedness to the extent such Indebtedness Incurred pursuant to this clause (13) could not qualify as Refinancing Indebtedness; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (13), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness or an issuance of additional 2017 PIK Notes to satisfy interest payable in respect thereof; and

      (14) Indebtedness of CME, CME NV and CME BV Incurred under one or more credit facilities in an aggregate principal amount up to $115.0 million at any time outstanding, which shall initially consist of the Time Warner Revolving Credit Facility; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (14), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness."

        Amendment to Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral (with the proceeds of any such enforcement subject to pro rata sharing in accordance with the Existing Intercreditor Agreement).

        We are also seeking the consent of Holders to (i) amend the last sentence of Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral (with the proceeds of any such enforcement subject to pro rata sharing in accordance with the Existing Intercreditor Agreement) and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement (although the first such amendment to the Existing Intercreditor Agreement will not be entered into until the first funding of the Transaction Related Indebtedness). Prior to the amendment, the last sentence of Section 6.2 of the Indenture only requires that the Trustee automatically accelerate the Notes if any other creditor party to the Existing Intercreditor Agreement whose security interest was established prior to the Trustee's security interest exercises its enforcement rights pursuant to the Existing Intercreditor Agreement. Currently, the only other indebtedness secured by the CME Collateral incurred prior to the Notes are the 2016 Notes, which the Company intends to redeem and repay in full with proceeds from the Transaction Related Indebtedness. As a result of the amendment, the Trustee and the Holders, will no longer have discretion whether to accelerate the Notes and to cooperate in the exercise of enforcement rights if a creditor party to the Existing Intercreditor Agreement whose security interest was established following the Trustee's security interest (which will be all classes of indebtedness secured by the CME Collateral following the redemption and discharge of the 2016 Notes) exercises its enforcement rights pursuant thereto.

        If the Requisite Consents are received, upon the execution of the Second Supplemental Indenture, the Indenture will be amended and restated as follows:

  (i)
  Section 6.2 of the Indenture shall be amended by deleting the last sentence in its entirety and replacing it with the following:

      "Pursuant to the terms of the Existing Intercreditor Agreement, in the event that any indebtedness that is a beneficiary of the Existing Intercreditor Agreement delivers an Enforcement Notice, the other indebtedness benefitting from the Existing Intercreditor Agreement (including the Notes) is required to be and shall be automatically accelerated."

        By delivering Consents to the Proposal, you will be consenting to the Amendments in respect of all Notes for which you have validly delivered (and not validly revoked) such Consents.

 THE CONSENT SOLICITATION

General

        We are soliciting Consents to the Proposal from the Holders of the Notes. All Consents must be properly delivered prior to the Expiration Time.

        The Amendments will become effective only upon (i) receipt by the Information and Tabulation Agent of Requisite Consents and (ii) execution of the Second Supplemental Indenture by us, the Guarantors and the Trustee in accordance with the requirements of the Indenture. As soon as practicable following the receipt of the Requisite Consents, and in compliance with the conditions contained in the Indenture, we, the Guarantors and the Trustee will execute the Second Supplemental Indenture. The Second Supplemental Indenture will provide that the Amendments will not become operative unless and until we deliver the Consent Fee to the Holders entitled to such payment. If the Second Supplemental Indenture becomes effective, it will be binding on all Holders and any future transferees, whether or not such Holders have consented to the Proposal.

        If the Requisite Consents are received by the Information and Tabulation Agent, we accept the Consents, and all conditions to the Consent Solicitation have been satisfied or waived, we will cause to be paid to each Holder who has consented prior to the Expiration Time, and has not validly revoked such Consent, the Consent Fee on the Payment Date. Failure to deliver a Consent will have the same effect as if a Holder had voted "No" to the Proposal.

        Beneficial owners of the Notes who wish to provide a Consent and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution, must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to promptly deliver a Consent on behalf of the beneficial owner prior to the Expiration Time.

        If the Requisite Consents have not been received prior to the Expiration Time, then no Consent shall be valid, and we shall not be obligated to pay the Consent Fee to any Holders.

        The Consent Solicitation may be terminated by us, in our discretion (subject to the consent of Time Warner), at any time prior to the Expiration Time. If the Consent Solicitation is terminated, all Consents received shall be voided and no Consent Fee will be paid to any Holders.

Consent Fee

        The Consent Fee will equal €2.50 per €1,000 principal amount of the Notes held by a Holder (and to which the Consent relates.)

        If the Company terminates the Consent Solicitation at any time or in the event that any of the conditions to the Consent Solicitation are not satisfied or waived, any Consent in connection with the Consent Solicitation will automatically terminate and shall be of no further force and effect and no Consent Fee will be paid to Holders of the Notes.

        The right to receive the Consent Fee is not transferable with a Note. The Company will only make payments of the Consent Fee to the persons who have validly delivered (and not validly revoked) Consents on or prior to the Expiration Date pursuant to the terms hereof and who were Holders as of the Record Date.

Record Date

        The Record Date for the determination of Holders entitled to give Consents pursuant to the Consent Solicitation is 5:00 p.m., New York City time, on February 27, 2014. This Consent Solicitation Statement is being sent to all Holders. We reserve the right to establish from time to time any new date as such Record Date and, thereupon, any such new date will be deemed to be the "Record Date"

for purposes of the Consent Solicitation. Notice will be provided to the Holders if the Record Date is so changed. By delivering a Consent, the Holder will be deemed to have waived any and all requirements under the Indenture regarding the establishment of the Record Date, including any requirement that such date be established on or by a specific date or during a specific period prior to the Consent Solicitation.

Conditions to the Consent Solicitation

        Our obligation to accept Consents and pay the Consent Fee is conditioned on:

  (i)
  receipt of the Requisite Consents being validly delivered (and not validly revoked) pursuant to the terms of the Consent Solicitation prior to the Expiration Time;

  (ii)
  execution of the Second Supplemental Indenture by each of the parties contemplated therein;

  (iii)
  the absence of any law or regulation which would, and the absence of any pending or threatened injunction or other proceeding which (if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposal or the payment of the Consent Fee, or that would question the legality or validity thereof; and

  (iv)
  (A) no change (or development involving a prospective change) shall have occurred or shall be threatened in our business, properties, assets, liabilities, financial condition, operations, or results of operations, and (B) no change (or development involving a prospective change) shall have occurred in financial markets generally or affecting our equity, or the Notes that, in our reasonable judgment in the case of either (A) or (B) above, is or may be materially adverse to us or has or may have a material adverse effect upon the contemplated benefits of the Consent Solicitation to us and/or any of our affiliates.

        Unless all other conditions have been satisfied (or waived by us), receipt of the Requisite Consents by the Information and Tabulation Agent will not obligate us to accept the Consents or pay the Consent Fee to consenting Holders, or obligate us, the Guarantors or the Trustee to execute the Second Supplemental Indenture. If any of the conditions are not satisfied (or not waived by us) on or prior to the Expiration Time, we may, in our discretion (subject to consent rights of Time Warner in certain circumstances) and without giving any notice, allow the Consent Solicitation to lapse or extend the solicitation period and continue soliciting Consents pursuant to the Consent Solicitation. Subject to applicable law, the Consent Solicitation may be abandoned or terminated at any time prior to the Expiration Time for any reason, in which case any Consents received will be voided and no Consent Fee will be paid to any Holders.

Expiration Time; Effective Time; Extensions; Amendments

        The term "Expiration Time" means 5:00 p.m., New York City time, on March 11, 2014, unless we, in our discretion (subject to the consent of Time Warner), extend the period during which the Consent Solicitation is open, in which case the term "Expiration Time" means the latest date and time to which the Consent Solicitation is extended. In order to extend the Expiration Time, we will notify the Information and Tabulation Agent in writing or orally of any extension, make a public announcement thereof by press release and deliver a notice to the Clearing Systems for communication to the Direct Participants, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We may extend the Consent Solicitation on a daily basis or for such specified period of time as we determine in our discretion (subject to the consent of Time Warner). Failure by any Holder or beneficial owner of the Notes to be so notified will not affect the extension of the Consent Solicitation.

        The term "Effective Time" means the date and time that we, the Guarantors and the Trustee execute the Second Supplemental Indenture with respect to the Proposal, whether prior to, concurrent with or after the Expiration Time.

        If the Consent Solicitation is amended or modified in a manner determined by us to constitute a material change to the Holders, we will promptly disclose such amendment or modification in a manner deemed appropriate and may, if appropriate, extend the Consent Solicitation for a period deemed by us to be adequate to permit the Holders to deliver and/or validly revoke their Consents.

        Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, we expressly reserve the right, in our discretion (subject to consent rights of Time Warner in certain circumstances) and regardless of whether any of the conditions described above under "—Conditions to the Consent Solicitation" have been satisfied, subject to applicable law, at any time prior to the Expiration Time to (i) terminate the Consent Solicitation for any reason, (ii) waive any of the conditions to the Consent Solicitation, in whole or in part, without any extension of the right to revoke Consents, (iii) extend the Expiration Time, (iv) amend the terms of the Consent Solicitation and (v) modify the form or amount of the consideration to be paid pursuant to the Consent Solicitation.

Procedures for Consenting

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Consents and revocations of Consents will be resolved by us, and our determination will be final and binding. We reserve the absolute right to reject any or all Consents and revocations of Consents that are not in proper form or the acceptance of which could, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities in connection with deliveries of Consents, or we may require defective Consents to be cured within such time as we determine. None of us, any of our affiliates, the Information and Tabulation Agent, the Solicitation Agent, the Trustee or any other person shall have any duty to give notification of any such irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents or notices of revocation deemed by us to be irregular will not be deemed to have been made until such irregularities have been cured or waived. Our interpretation of the terms and conditions of the Consent Solicitation (including this Consent Solicitation Statement and the instructions hereto) will be final and binding on all parties.

        The delivery of a Consent by a Holder pursuant to the procedures set forth below under "—Consenting Through a Clearing System" will constitute a binding agreement among such Holder and us in accordance with the terms and subject to the conditions set forth in this Consent Solicitation Statement and express authorization to the relevant Clearing System to disclose such Holder's identity to the Information and Tabulation Agent and us.

Consenting Through a Clearing System

        The submission to a Clearing System of a valid electronic acceptance instruction by a Holder in accordance with the procedures described below will be deemed to constitute the delivery of a Consent by such Holder. A defective electronic acceptance instruction (which defect is not waived by us) will not constitute the delivery of a Consent and will not entitle the Holder to the Consent Fee.

        The delivery of a Consent by a Holder will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic acceptance instruction in accordance with the requirements of such Clearing System. The receipt of such electronic acceptance instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System.

        Holders should ensure that the relevant Clearing System has received instructions (with which that Clearing System has complied) to block such Notes in the securities account to which they are credited from and including the day on which the electronic acceptance is submitted so that no transfers may be effected in relation to such Notes at any time after such date. Notes should be blocked in accordance with the procedures of the relevant Clearing System and the deadlines required by the relevant Clearing System. We and the Information and Tabulation Agent shall be entitled to accept the submission of the electronic acceptance as deemed confirmation that such Notes have been so blocked. The Information and Tabulation Agent shall require the relevant Clearing System to confirm in writing that such Notes have been blocked from the date of the submission of the electronic acceptance. In the event that the relevant Clearing System fails to do so, the Information and Tabulation Agent shall inform us and we shall be entitled, but not obligated, to reject the relevant electronic acceptance.

        Beneficial owners of Notes who are not Direct Participants in a Clearing System must contact their broker, dealer, commercial bank, trust company or other nominee to arrange for their Direct Participant in such Clearing System through which they hold Notes to submit the electronic acceptance instruction in accordance with the procedures of such Clearing System and the deadlines required by such Clearing System. Delivery of documents to a Clearing System in accordance with such Clearing System's procedures does not constitute delivery to the Information and Tabulation Agent.

        Holders delivering Consents should ensure that the relevant blocking instructions to a Clearing System can be allocated to the relevant electronic acceptance. For the avoidance of doubt, each electronic acceptance must have an individual, matching blocking instruction.

        The method of delivery of Consents and other documents to the Information and Tabulation Agent through a Clearing System is at the election and risk of the Holder of Notes, and delivery will be deemed made when actually received by the Information and Tabulation Agent. Holders should allow sufficient time to ensure delivery to the Information and Tabulation Agent prior to the Expiration Time.

Beneficial Owners

        Persons who are beneficial owners of Notes but are not Holders and who seek to deliver Consents should (i) contact the Holder of such Notes and instruct such Holder to deliver a Consent on its behalf or (ii) effect a record transfer of such Notes from the Holder to such beneficial owner and comply with the requirements applicable to Holders for delivering Consents prior to the Expiration Time. Any Consents validly delivered prior to the Expiration Time accompanied by a validly submitted electronic acceptance instruction for such Notes will be transferred of record by the registrar as of the Expiration Time at our discretion, subject to the satisfaction or waiver of the conditions in the Consent Solicitation Statement.

Revocation of Consents

        Until the Revocation Time, Holders may validly revoke Consents delivered prior thereto. Any notice of revocation received after the Revocation Time will not be effective. Any Holder who validly revokes a Consent prior to the Revocation Time will not be eligible to receive the Consent Fee, unless such Consent is redelivered and properly received by the Information and Tabulation Agent prior to the Expiration Time. Unless validly revoked, a Consent by a Holder of Notes shall bind the Holder and every subsequent holder of such Notes or portion of such Notes that evidences the same indebtedness as the consenting Holder's Notes, even if notation of the Consent is not made on any such Notes.

        If Consents have been delivered through the applicable procedures of a Clearing System, any revocation of Consents must specify the name and number of the account at such Clearing System to be credited with the revocation. We reserve the right to contest the validity of any revocation. A purported revocation that is not received by the Information and Tabulation Agent in a timely fashion will not be effective and will not validly revoke a Consent previously given.

        We reserve the right to contest the validity of any notice of revocation, and all questions as to the validity (including time of receipt) of any revocation will be determined by us in our sole discretion, which determination will be conclusive and binding. None of us, any of our affiliates, the Information and Tabulation Agent, the Trustee, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation, nor shall any of them incur any liability for failure to give such information.

        Holders may contact the Information and Tabulation Agent for information regarding revocation of Consents from a Clearing System.

Solicitation Agent

        We have retained Citigroup Global Markets Inc. as solicitation agent with respect to the Consent Solicitation. The Solicitation Agent will solicit Consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred in connection with such services. We have agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under securities laws, in connection with the Consent Solicitation. From time to time Citigroup Global Markets Inc. has provided, and may in the future provide, investment banking services to us, including acting as an underwriter in connection with certain of our securities. The Solicitation Agent and its affiliates also currently provided, and may in the future provide, investment banking and other advisory services to Time Warner Inc., including in connection with the Transactions.

        Questions with respect to the terms of the Consent Solicitation should be directed to the Solicitation Agent at its address or telephone number set forth on the back cover hereof.

Information and Tabulation Agent

        We have retained Global Bondholder Services Corporation to act as Information and Tabulation Agent with respect to the Consent Solicitation. For the services of the Information and Tabulation Agent, we have agreed to pay reasonable and customary fees and to reimburse the Information and Tabulation Agent for its reasonable out-of-pocket expenses in connection with such services.

        Requests for additional copies of this Consent Solicitation Statement and other related documents should be directed to the Information and Tabulation Agent at its address or telephone number set forth on the back cover hereof. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Fees and Expenses

        We will bear the costs of the Consent Solicitation. We will reimburse the Trustee for expenses that the Trustee incurs in connection with the Consent Solicitation. We will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding this Consent Solicitation Statement and other materials to beneficial owners of the Notes.

 TAX CONSEQUENCES

        In view of the number of different jurisdictions where tax laws may apply to a holder or a beneficial owner of the Notes, this Consent Solicitation Statement does not discuss the tax consequences for holders or such beneficial owners arising from the adoption of the Proposal and the receipt of the Consent Fee. Holders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them or to the adoption of the Proposal and the receipt of the Consent Fee. Holders and beneficial owners of the Notes are liable for their own taxes and have no recourse to the Company, CME, the Solicitation Agent or the Information and Tabulation Agent with respect to taxes arising in connection with this Consent Solicitation, including the adoption of the Proposal or the receipt of the Consent Fee.

EXHIBIT A

FORM OF THE SECOND SUPPLEMENTAL INDENTURE

        This Appendix sets forth the form of the Second Supplemental Indenture.

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE
dated as of    , 2014

with respect to the

INDENTURE
dated as of October 21, 2010

(relating to Senior Secured Notes due 2017)

among

CET 21 SPOL. S R.O.

as Issuer,

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.,

CME MEDIA ENTERPRISES B.V.,

CME INVESTMENTS B.V.,

CME SLOVAK HOLDINGS B.V.

and

MARKÍZA-SLOVAKIA, SPOL. S R.O.

as Guarantors,

CITIBANK, N.A., LONDON BRANCH

as Trustee,

CITIBANK, N.A., LONDON BRANCH

as Paying Agent and Transfer Agent,

and

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG,

as Registrar

        SECOND SUPPLEMENTAL INDENTURE, dated as of    , 2014 (this "Second Supplemental Indenture"), among (i) CET 21 spol. s r.o. (together with its successors and assigns, the "Issuer"), (ii) Central European Media Enterprises Ltd. ("CME"), (iii) Central European Media Enterprises N.V., (iv) CME Media Enterprises B.V., (v) CME Investments B.V., (vi) CME Slovak Holdings B.V., (vii) MARKÍZA-SLOVAKIA, spol. s r.o. (collectively, the "Guarantors") and (viii) Citibank, N.A., London Branch, as Trustee, under the Indenture referred to below.

RECITALS

        WHEREAS, the Issuer, the Guarantors, the Trustee and the other parties thereto have executed and delivered an Indenture, dated as of October 21, 2010, as amended and supplemented by the Supplemental Indenture, dated as of December 18, 2012 (as so amended and supplemented and as may be further amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the creation and issuance of the Senior Secured Notes due 2017 of the Issuer (the "Notes");

        WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding; provided that certain amendments may not be affected without the consent of each holder of the Notes affected;

        WHEREAS, the Issuer and the Guarantors desire to amend the Indenture so as to permit CME, Central European Media Enterprises N.V., a company incorporated under the laws of the former Netherlands Antilles and existing under the laws of Curaçao ("CME NV"), and CME Media Enterprises B.V., a private limited liability company incorporated and existing under the laws of the Netherlands ("CME BV"), the flexibility to incur (i) the Transaction Related Indebtedness (as defined herein) to enable CME to refinance in full its €272,972,000 aggregate principal amount of 11.625% Senior Notes due 2016 (the "2016 Notes") and for general corporate purposes and refinancing indebtedness in respect thereof, (ii) additional Indebtedness under the Indenture in an amount up to €40.0 million (exclusive of paid-in-kind interest) for general corporate purposes and (iii) the Time Warner Revolving Credit Facility (as defined herein), and to permit all such additional Indebtedness to be secured by the CME Collateral;

        WHEREAS, the Issuer and the Guarantors desire to (i) modify the last sentence of Section 6.2 of the Indenture to provide for the Trustee's obligation to automatically accelerate all amounts owing in respect of the Notes and declare them to be immediately due and payable and to cooperate with the other secured parties to exercise enforcement rights in connection with any other creditor party to the Existing Intercreditor Agreement exercising its enforcement rights against the CME Collateral and (ii) authorize the Trustee to enter into one or more related amendments to the Existing Intercreditor Agreement;

        WHEREAS, the Issuer and the Guarantors desire and have requested the Trustee to join with them in entering into this Second Supplemental Indenture as permitted by Section 9.2 of the Indenture for the purpose of amending the Indenture in certain respects;

        WHEREAS, the Issuer and the Guarantors have received the consent of the holders of a majority in principal amount of the Notes outstanding and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture, all as certified by an Officers' Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture;

        WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture; and

        WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Second Supplemental Indenture and have done all things necessary to make this Second Supplemental Indenture a valid agreement in accordance with its terms.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

Definitions

        SECTION 1.1    Defined Terms.    Terms defined in the Indenture and not otherwise defined in this Second Supplemental Indenture have the meanings assigned to them in the Indenture. The words "herein," "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

        SECTION 2.1    Amendment to Section 1.1 of the Indenture.    The following definitions are hereby added to Section 1.1 of the Indenture in a manner that maintains alphabetical order:

    " "Backstop Commitment" shall have the meaning set forth in the Framework Agreement."

    " "Framework Agreement" means that certain framework agreement, dated as of February 28, 2014, among CME, TW BV and Time Warner (but excluding any amendment to or waiver in respect of such agreement)."

    " "Rights Offering" shall have the meaning set forth in the Framework Agreement."

    " "Time Warner" means Time Warner Inc. and/or one or more of its affiliates."

    " "Time Warner Revolving Credit Facility" means that certain revolving credit agreement, among CME, as borrower, CME BV and CME NV, as original guarantors, lenders party thereto from time to time and Time Warner, as administrative agent, as such facility may be amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time."

    " "Transaction Related Indebtedness" means (i) Indebtedness under that certain term loan credit facility (the "Time Warner Term Loan Credit Facility" and the loans outstanding thereunder, the "Term Loans") among CME, as borrower, CME BV and CME NV, as original guarantors, the lenders party thereto from time to time and Time Warner, as administrative agent, as such facility may be amended, restated, modified, renewed, or restructured from time to time, or refinanced from time to time to the extent such refinancing would, if the proceeds of such refinancing had been used, in lieu of the proceeds of such Time Warner Term Loan Credit Facility, to refinance the 2009 Notes, constitute Refinancing Indebtedness in respect of the 2009 Notes, pursuant to which Time Warner will make a Term Loan to CME in the aggregate principal amount of up to the sum of (A) the U.S. Dollar equivalent of €288,838,498 (as of the Business Day immediately prior to May 29, 2014 using the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal) (the "Refinancing Portion of the Term Loan") plus (B) $30.0 million, and (ii) without duplication of (i), indebtedness comprised of Senior Secured Note due 2017 (the "2017 PIK Notes") to be issued by CME in connection with the Rights Offering, in each case as such Indebtedness may be amended or modified from time to time or refinanced from time to time to the extent such refinancing would constitute Refinancing Indebtedness in respect thereof."

    " "TW BW" means Time Warner Media Holdings B.V."

    " "Unit Private Placement" shall have the meaning set forth in the Framework Agreement."

        SECTION 2.2    Amendment to Section 1.1 of the Indenture.

  The definition of "Permitted Collateral Liens" in the Indenture is amended by deleting subclause (B)(ii) in its entirety and replacing it with the foregoing:

    "(ii) to secure Indebtedness of CME or any Restricted Subsidiary of CME, which Indebtedness is permitted to be Incurred under clauses (1), (3), (11), (13) or (14) of Section 4.3(b), and any Refinancing Indebtedness in respect of such Indebtedness; provided that the lenders of such Indebtedness or their duly authorized representatives become party to the Existing Intercreditor Agreement; and"

        SECTION 2.3    Amendment to Section 4.3(b) of the Indenture.

          (a)   Section 4.3(b)(11) of the Indenture shall be amended by deleting it in its entirety and replacing it with the following:

      "(11) in addition to the items referred to in clauses (1) through (10) above and (12) through (14) below, Indebtedness of CME and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed €40.0 million at any time outstanding; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (11), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness;"

          (b)   Section 4.3(b) of the Indenture shall be amended by deleting the "." at the end of subclause (12) and replacing it with a ";" and adding the following subsections (13) and (14) after subsection (12) of Section 4.3(b):

      "(13) in addition to the items referred to in clauses (1) through (12) above and (14) below, Indebtedness of CME, CME NV and CME BV in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed €40.0 million at any time outstanding plus any Transaction Related Indebtedness to the extent such Indebtedness Incurred pursuant to this clause (13) could not qualify as Refinancing Indebtedness; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (13), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness or an issuance of additional 2017 PIK Notes to satisfy interest payable in respect thereof; and

      (14) Indebtedness of CME, CME NV and CME BV Incurred under one or more credit facilities in an aggregate principal amount up to $115.0 million at any time outstanding, which shall initially consist of the Time Warner Revolving Credit Facility; provided that for the purposes of determining the amount of Indebtedness outstanding pursuant to this clause (14), such Indebtedness shall exclude interest paid in the form of an increase in the outstanding principal amount of such Indebtedness."

        SECTION 2.4    Amendment to Section 6.2 of the Indenture; Authorization to Amend Existing Intercreditor Agreement.

          (a)   Section 6.2 of the Indenture shall be amended by deleting the last sentence in its entirety and replacing it with the following:

      "Pursuant to the terms of the Existing Intercreditor Agreement, in the event that any indebtedness that is a beneficiary of the Existing Intercreditor Agreement delivers an

      Enforcement Notice, the other indebtedness benefitting from the Existing Intercreditor Agreement (including the Notes) is required to be and shall be automatically accelerated."

          (b)   The Trustee is authorized and directed to enter into one or more deeds of amendment to the Existing Intercreditor Agreement not inconsistent with the description thereof contained in the Consent Solicitation Statement dated February 28, 2014 pursuant to which the Issuer and the Guarantors solicited the consent of the holders of a majority in principal amount of the Notes outstanding to enable the Issuer, the Guarantors and the Trustee to enter into this Second Supplemental Indenture.

ARTICLE III

Miscellaneous

        SECTION 3.1    Parties.    Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the holders of the Notes and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

        SECTION 3.2    Governing Law.    This Second Supplemental Indenture shall be governed by the laws of the State of New York.

        SECTION 3.3    Severability Clause.    In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

        SECTION 3.4    Ratification of Indenture; Second Supplemental Indentures Part of Indenture.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes and the Indenture is deemed to be modified as provided in this Second Supplemental Indenture, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee shall not be responsible in any manner whatsoever for or in respect of the adequacy, the validity or sufficiency of this Second Supplemental Indenture or for or in any respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

        SECTION 3.5    Counterparts.    The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

        SECTION 3.6    Headings.    The headings of the Articles and the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

        SECTION 3.7    Successors.    All covenants and agreements in this Second Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

        SECTION 3.8    Effectiveness.    This Second Supplemental Indenture shall become effective upon execution by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Second Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the date first above written.

CET 21 SPOL. S R.O.
By
Name:
Title:
By
Name:
Title:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By
Name:
Title:

CENTRAL EUROPEAN MEDIA ENTERPRISES N.V.
By
Name:
Title:

CME MEDIA ENTERPRISES B.V.
By
Name:
Title:
By
Name:
Title:
CME INVESTMENTS B.V.
By
Name:
Title:
By
Name:
Title:
CME SLOVAK HOLDINGS B.V.
By
Name:
Title:
By	Name:
Title:

MARKÍZA-SLOVAKIA, SPOL. S R.O.
By
Name:
Title:
By
Name:
Title:

Signed for and on behalf of, CITIBANK, N.A., LONDON BRANCH, as Trustee
By
Name:
Title:

The Information Agent for the Consent Solicitation is:
Global Bondholder Services Corporation
65 Broadway—Suite 404
New York, New York 10006
Attn: Corporate Actions
contact@gbsc-usa.com

Banks and Brokers call: +1 (212) 430-3774

Any requests for assistance or additional copies of this Consent Solicitation Statement may be directed to the Information and Tabulation Agent.

The Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

By facsimile: (For Eligible Institutions only) +1 (212) 430-3775/3779

Confirmation: +1 (212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 404	65 Broadway—Suite 404	65 Broadway—Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Solicitation Agent for the Consent Solicitation is:

Citigroup Global Markets Inc.
Citigroup Global Markets Inc.
390 Greenwich Street, 1st Floor
New York, NY 10013
Attn: Liability Management Group
New York: +1 (212) 723-6106
London: +44 (0) 20 7986 8969

Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent.